Exhibit 3.6

                             CASH TECHNOLOGIES, INC.

                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                         RIGHTS AND NUMBER OF SHARES OF
                      SERIES H CONVERTIBLE PREFERRED STOCK

                         Pursuant to Section 151 of the
                        Delaware General Corporation Law

      The undersigned President and Secretary, respectively, of CASH TECHNOLOGIES, INC., a Delaware corporation (the "Corporation"), certify that pursuant to authority granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has duly adopted as of April 18, 2005, the following resolutions creating the Series H Convertible Preferred Stock:

      RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the 60,129 shares of remaining authorized but unissued shares of the preferred stock, par value $.01 per share, of the Corporation, such series to be designated Series H Convertible Preferred Stock (the "Series H Preferred
Stock"), to consist of 100 shares, par value $.01 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation's Certificate of Incorporation) as follows:

Certain Definitions

      Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

      Common Stock. The term "Common Stock" shall mean the shares of common stock, par value $.01 per share of the Corporation.

      Conversion Date. The term "Conversion Date" shall have the meaning set forth in subparagraph 4(b) below.

      Conversion Price. The term "Conversion Price" shall mean the price used to determine the number of shares of Common Stock into which each share of Series H Preferred Stock can be converted, which Conversion Price shall be equal to the Market Price determined as of the Conversion Date; provided, however, that in the event the Market Price exceeds $3.00, the Conversion Price shall be $3.00, and in the event the Market Price is less than $1.00, the Conversion Price shall be $1.00.

      Conversion Rate. The "Conversion Rate" shall be determined by dividing (i) the Stated Value of the shares of Series H Preferred Stock being converted by
(ii) the Conversion Price as in effect on the Conversion Date.

      Conversion Shares. The shares of Common Stock issued or issuable to the holders of the Series H Preferred Stock upon conversion thereof in accordance with the terms hereof.


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

      Issue Date. The term "Issue Date" shall mean April 19, 2005.

      Junior Stock. The term "Junior Stock" shall mean any class or series of capital stock of the Corporation ranking junior to the Series H Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation. All shares of Common Stock of any class or series shall be Junior Stock.

      Market Price. The term "Market Price" on any Conversion Date means the average of the closing bid prices for the Corporation's Common Stock for the 20 trading days prior to such Conversion Date, as quoted on the American Stock Exchange (or (i) in the event that the Common Stock is not traded on the American Stock Exchange, the primary stock exchange on which the Common Stock is then listed or (ii) or in the event that the Common Stock is not traded on the American Stock Exchange or another stock exchange, then the Nasdaq Stock Market or (iii) or in the event that the Common Stock is not traded on the American Stock Exchange or another exchange or the Nasdaq Stock Market, then in accordance with quotes which may be published for the Common Stock on the OTC Bulletin Board or the Pink Sheets trading system). If the Common Stock is not quoted by any such organization and no such closing bid prices are available, the Market Price shall be $1.00 per share.

      Senior Stock. The term "Senior Stock" shall mean any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Series H Preferred Stock in respect of the right to receive dividends and/or the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation. In addition, Senior Stock shall mean and include all shares of the Corporation's Series A 8% Cumulative Convertible Preferred Stock, the Corporation's Series B 8% Cumulative Convertible Preferred Stock, the Corporation's Series C 8% Convertible Preferred Stock, the Corporation's Series E 10% Cumulative Convertible Preferred Stock, and the Corporation's Series G Convertible Preferred Stock.

      Stated Value. For the purposes of calculating (i) amounts payable per share of Series H Preferred Stock upon liquidation, dissolution or winding up of the affairs of the Corporation and (ii) the Conversion Rate, each share of Series H Preferred Stock shall have a Stated Value of $10,000.

Dividends

      The holders of the shares of Series H Preferred Stock shall be not be entitled receive dividends, and the Corporation shall not be permitted to declare or pay any dividends with respect to the Series H Preferred Stock.

Distributions Upon Liquidation, Dissolution or Winding Up

      In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series H Preferred Stock shall be entitled to be paid the Stated Value per share, and no more, in cash. If such payment shall have been made in full to the holders of the Series H Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series H Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series H Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, entity or other entities, nor the sale of all or substantially all of the assets of the Corporation shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph 3. Notwithstanding anything herein to the contrary, while any shares of Series H Preferred Stock are outstanding, the Corporation shall not establish any additional series of Senior Stock (exclusive of the Series A 8% Cumulative Convertible Preferred Stock, the Series B 8% Cumulative Convertible Preferred Stock, the Series C 8% Convertible Preferred Stock, the Series E 10% Cumulative Convertible Preferred Stock and the Series G Convertible Preferred Stock which has been authorized as of the date of this Certificate of Designation), or any series that is pari passu with the shares of the Series H Preferred Stock upon liquidation, dissolution or winding up of the affairs of the Corporation, without the prior affirmative vote of a majority of the shares of the outstanding Series H Preferred Stock.


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

Conversion Rights

            At any time after the second anniversary of the Issue Date, the Series H Preferred Stock shall be convertible into shares of Common Stock that have been fully registered with the Securities and Exchange Commission for public re-sale and are freely transferable. Subject to and upon compliance with the provisions of this paragraph 4, at any time and from time to time following the second anniversary of the Issue Date, the holders of the Series H Preferred Stock shall have the right to convert their shares of Series H Preferred Stock into fully paid and nonassessable shares of Common Stock, at the Conversion Rate then in effect and upon the terms hereinafter set forth.

            Mechanics of Conversion. The holder of any shares of Series H Preferred Stock may exercise the conversion right specified in subparagraph 4(a) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by Conversion Notice specifying the number of shares to be converted; provided that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Series H Preferred Stock are either delivered to the Corporation or any transfer agent of the Corporation. Conversion of the shares may be exercised in whole or in part by the holder by delivering to the Corporation both (i) an executed and completed notice of conversion and (ii) the certificate representing the shares of Series H Preferred Stock being converted. Conversion shall be deemed to have been effected on the date when delivery of the Conversion Notice and certificates for shares to be converted are delivered to the Corporation and such date is referred to herein as the "Conversion Date". Subject to the provisions of subparagraph 4(d)(iv), as promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in subparagraph 4(c). Subject to the provisions of subparagraph 4(d)(iv), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series H Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series H Preferred Stock representing the unconverted portion of the certificate so surrendered.

            Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series H Preferred Stock. If more than one share of Series H Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series H Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series H Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest multiplied by the Conversion Price.


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

            Conversion Rate Adjustments. The Conversion Rate shall be subject to adjustment from time to time as follows:

Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (A) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock or any other class or series of stock convertible into or redeemable for Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, or
(D) undertake a recapitalization of the Common Stock (other than in a transaction listed in clause (B) or (C) hereof), the Conversion Rate in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination, reclassification or recapitalization shall be proportionately adjusted so that the holder of any shares of Series H Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which it would have owned or been entitled to receive had such Series H Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Rate shall be made whenever any event specified above shall occur.

Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (A) of shares of any class other than its Common Stock or (B) of evidence of indebtedness of the Corporation or any subsidiary of the Corporation or (C) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subparagraph 4(d)(i) above), or (D) of rights or warrants (excluding those referred to in subparagraph 4(d)(i) above), each holder of a share of Series H Preferred Stock shall, upon a conversion after such record date, receive, in addition to the shares of Common Stock to which it is entitled, the amount of such shares, indebtedness or assets (or, at the option of the Corporation, a cash sum equal to the value thereof at the time of distribution as determined by the Board of Directors in good faith) that would have been distributed to such holder if it had exercised his right to convert immediately prior to the record date for such determination.

Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the Corporation with or into another corporation or other entity, or in case of any sale, lease or conveyance to another corporation or other entity of the assets of the Corporation as an entirety or substantially as an entirety, each share of Series H Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series H Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series H Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series H Preferred Stock.


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

Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this subparagraph (d) shall require that any adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series H Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subparagraph (c) of this paragraph 4, provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

            Statement Regarding Adjustments. Whenever the Conversion Rate shall be adjusted as provided in subparagraph 4(d), the Corporation shall forthwith file, at the office of any transfer agent for the Series H Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Rate that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by registered or certified mail, return receipt requested, postage prepaid, to each holder of shares of Series H Preferred Stock at its address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's independent public accountants, if applicable. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph 4(f).

            Notice to Holders. In the event the Corporation shall propose to take any action of the type described in subparagraph 4(d), the Corporation shall give notice to each holder of shares of Series H Preferred Stock, in the manner set forth in this subparagraph 4(f), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series H Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 10 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not, however, affect the legality or validity of any such action.

            Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series H Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series H Preferred Stock in respect of which such shares are being issued.

            Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Series H Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series H Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series H Preferred Stock.

            Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Series H Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, fully registered with the Securities and Exchange Commission for public re-sale and freely transferable, and the Corporation shall take no action which will cause a contrary result (including, without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).


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            No  Impairment.  The  Corporation  will  not,  by  amendment  of its
Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series H Preferred Stock against impairment.

Voting Rights

      The holders of record of shares of Series H Preferred Stock shall be entitled to the following voting rights:

            The holders of Series H Preferred Stock shall be entitled to vote upon all matters presented to the stockholders, together with the Common Stock as one class. Each share of Series H Preferred Stock shall entitle the holder thereof to that number of votes equal to the number of shares of Common Stock into which each such share of Series H Preferred Stock would have been convertible, if (i) such conversion had taken place on the record date set for determining stockholders entitled to vote at a meeting or the date of the consent of stockholders if action is being taken by written consent, and (ii) the Conversion Price on such date was $1.00.

            So long as any shares of Series H Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required under the Delaware General Corporation Law, without first obtaining the approval of at least a majority of the then outstanding shares of Series H Preferred Stock, given in person or by proxy either by written consent or at a meeting at which the holders of such shares shall be entitled to vote separately as a class, the Corporation shall not (A) amend, alter or repeal any provisions of the Series H Preferred Stock, Certificate of Incorporation or Bylaws so as to materially adversely affect any of the preferences, rights, powers or privileges of the Series H Preferred Stock or the holders thereof, (B) create, authorize or issue any other class or series of preferred stock on a parity with, or having greater or preferential rights than, the Series H Preferred Stock with respect to liquidation, or (C) directly or indirectly, redeem, repurchase or otherwise acquire for value, or set aside for payment or make available for a sinking fund for the purchase or redemption of, any stock ranking junior to or on a parity with the Series H Preferred Stock.

      As otherwise provided by the Delaware General Corporation Law.

Exclusion of Other Rights

      Except as may otherwise be required by law, the shares of Series H Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution and in the Corporation's Certificate of Incorporation.

Headings of Subdivisions

      The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Severability of Provisions

      If any right, preference or limitation of the Series H Preferred Stock set forth in this resolution is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.


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Status of Reacquired Shares

      Shares of Series H Preferred Stock which have been issued and reacquired in any manner or converted shall (upon compliance with any applicable provisions of the laws of the State of Delaware) not be reissued as Series H Preferred Stock, but shall have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

      IN WITNESS WHEREOF, this Certificate has been made under the seal of the Corporation and the hands of the undersigned as of April ____, 2005.


                                            /s/
                                            ------------------------------------
                                            Name:  Bruce Korman
                                            Title: President

Attest:

/s/
------------------------------------
Edmund King, Secretary


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